Amendment No. 1

to the

Crown Holdings, Inc. Stock Purchase Plan

The Crown Holdings, Inc. Stock Purchase Plan (the “Plan”) is hereby amended, effective August 1, 2024, as follows:

1. Section 1.5 is hereby deleted in its entirety.

2. Section 2.3 is hereby amended in its entirety to read as follows:

“2.3 Eligibility Restrictions. An Employee who elects to terminate participation in the Plan in accordance with Section 3.5 or who sells Non-Vested Shares in accordance with Section 6.2 shall be prohibited from participating in the Plan until the Entry Date coinciding with or next following the six-month anniversary of such termination or sale.”

3. Section 3.5 is hereby amended in its entirety to read as follows:

“3.5 Suspension and Resumption of Payroll Deductions. A Participant may terminate contributions under the Plan as of the first day of any payroll period by filing notice thereof, in accordance with procedures established by the Company, at least 10 Business Days before the effective date of the termination. In addition, all contributions by a Participant shall be automatically suspended upon such Participant’s sale of Non-Vested Shares in accordance with Section 6.2. A Participant whose contributions have been terminated or suspended in accordance with the preceding provisions, may resume contributions under the Plan in accordance with Section 2.3.”

* * *

To record the adoption of this Amendment No. 1, Crown Holdings, Inc. has caused its authorized officer to affix its corporate name the 24th day of October, 2024.

CROWN HOLDINGS, INC.